EXHIBIT B

                     FUEL AND NATURAL GAS SERVICES AGREEMENT

                                     BETWEEN

                    AMEREN ENERGY FUELS AND SERVICES COMPANY

                                       AND

                             UNION ELECTRIC COMPANY,
                                 D/B/A AMERENUE

                                       AND

                    CENTRAL ILLINOIS PUBLIC SERVICE COMPANY,
                                D/B/A AMERENCIPS

     THIS FUEL AND NATURAL GAS SERVICES AGREEMENT, made and entered into as of
              , 2000 by and between AMEREN ENERGY FUELS AND SERVICES COMPANY
--------------
("AFS"), an Illinois corporation; and UNION ELECTRIC COMPANY ("AmerenUE"), a Missouri Corporation, and CENTRAL ILLINOIS PUBLIC SERVICE COMPANY ("AmerenCIPS"), an Illinois Corporation ("Client Companies") (AFS and Client Companies hereinafter sometimes referred to individually as a "Party" and collectively as the "Parties");

                              W I T N E S S E T H:

     WHEREAS, AFS and Client Companies are subsidiaries of Ameren Corporation ("Ameren"), a registered holding company under the Public Utility Holding Company Act of 1935 ("the Act"), and, together with Ameren's other direct and indirect subsidiaries, form the Ameren System; and


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     WHEREAS, AFS is engaged in services relating to the procurement and management of a variety of energy related commodities, including coal, petroleum coke, alternative fuels, propane, limestone, natural gas, oil, ash, weather contracts, and emissions contracts; and

     WHEREAS, AFS has assembled a highly-trained staff and developed and acquired various capabilities, programs, systems and other resources in order to provide the aforementioned services to Client Companies, to other Ameren affiliates, and to non-affiliates as requested; and

     WHEREAS, Client Companies desire to obtain services from AFS in the areas of fuel and natural gas procurement and management, emissions management, ash management, and other services relating to the Client Companies' electric and gas utility operating functions; and

     WHEREAS, economies and increased efficiencies will result from the performance by AFS of certain support services for Client Companies that would enable Client Companies to operate more efficiently; and

     WHEREAS, subject to the terms and conditions herein described, AFS will render such services and provide such resources to Client Companies at cost, determined in accordance with applicable rules, regulations and orders of the Securities and Exchange Commission ("the Commission");

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the Parties hereto agree as follows:

SECTION 1.  AGREEMENT TO FURNISH SERVICES
            -----------------------------

     AFS agrees to furnish to Client Companies and their subsidiaries, if any, upon the terms and conditions herein provided, the services hereinafter referred to and described in Section 2, at such times, for such period and in such manner as Client Companies may from time to time request. AFS will keep itself and its


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personnel available and competent to render to Client Companies such services so long as it is authorized to do so by the appropriate federal and state regulatory agencies.

SECTION 2.  SERVICES TO BE PERFORMED
            ------------------------

     AFS agrees to provide to one or both of the Client Companies, as applicable, the following services: 1) to provide resources necessary to procure coal and other fuel and related transportation, and to manage such items and assets, including resale and risk management activities, for the power plants of AmerenUE; 2) to provide resources necessary to procure natural gas supply, storage and pipeline transportation capacity, and to manage such items and assets, including resale and risk management activities for the Client Companies; 3) to provide and manage other energy related commodities, including but not limited to petroleum coke, alternative fuels, propane, limestone, oil, ash, emissions contracts, and weather contracts; 4) to provide planning and budgeting, business reporting, transaction administration, rail car and other fuel related asset management, operational coordination, contract and counter-party administration, regulatory reporting, support and compliance, ash management activities, management of emissions accounts, and the negotiation, execution and administration of contracts between any Client Company and third parties necessary to facilitate the above; and 5) to provide other related activities as requested.

     In addition to the services set forth above, AFS shall render advice and assistance in connection with such other matters as Client Companies may request and AFS determines it is able to perform with respect to Client Companies' business and operations.

SECTION 3.  COMPENSATION OF AFS
            -------------------

     As compensation for services requested by Client Companies and rendered to them by AFS, Client Companies hereby agree to reimburse AFS for all costs properly chargeable or allocable thereto, as controlled through a work order procedure. Costs shall be computed in accordance with applicable rules and


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regulations (including, but not limited to, Rules 90 and 91) under the Act and appropriate accounting standards.

SECTION 4.  WORK ORDERS
            -----------

     Services will be performed and billed in accordance with a work order system established to capture the various types of costs incurred by AFS. Costs will be charged to the appropriate work orders, which will then be the basis for the billing of costs to Client Companies.

SECTION 5.  PAYMENT
            -------

     Payment shall be by making remittance of the amount billed or by making appropriate accounting entries on the books of the applicable companies.

     Payment shall be accomplished on a monthly basis, and remittance or accounting entries shall be completed within 60 days of billing.

SECTION 6.  APPOINTMENT OF AFS AS AGENT.
            ---------------------------

     Client Companies hereby appoint AFS as Agent to represent the Client Companies in performing the services described in Section 2 above. Client Companies also authorize AFS to purchase (i.e. take title to) fuel, natural gas, and other energy related commodities and goods, and to resell (i.e. convey title to) such commodities and goods to Client Companies in the course of performing the services described in Section 2. Any resale of fuel, natural gas, and other energy related commodities and goods by AFS to the Client Companies shall be at the costs incurred by AFS for its purchase of such items. AFS shall be accountable for all funds advanced or collected on behalf of a Client Company in connection with any transaction in respect of which AFS provides services. The provision of services by AFS pursuant to this Agreement shall in all cases and notwithstanding anything herein contained to the contrary be subject to any limitations contained in authorizations, rules or regulations of those governmental agencies, if any, having jurisdiction over AFS or such provision of services.


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SECTION 7.  THIRD PARTY RELIANCE ON AGENCY AGREEMENT
            ----------------------------------------

     The Client Companies have duly and properly appointed AFS as their Agent. AFS has the full power and authority to transact business on behalf of the Client Companies, and, in particular, to transact for the purchase and sale of the commodities and services discussed above on behalf of the Client Companies. In furtherance of the authority referred to above, AFS has the right and power, whether or not under seal, to execute and deliver on behalf of the Client Companies such documents and agreements as may be required in such business transactions without delivering proof to any person of its authority to do so. The Client Companies will be legally bound by the terms of any agreement or contract entered into by AFS and will be responsible for satisfying any obligations of AFS under any such agreement or contract. The Client Companies or, where a contract or agreement indicates that AFS is acting on behalf of only one of the Client Companies, the identified Client Company shall be bound by the terms of any contract or agreement entered into by AFS; and the obligations under such contract or agreement, including any payment or financial obligations, will be the obligations of the Client Companies, or the identified Client Company, as the case may be, and enforceable against them or it.

SECTION 8.  INDEMNIFICATION
            ---------------

     A. Client Companies shall and do hereby indemnify and agree to save harmless and defend AFS, and its officers, employees, and agents, from the payment of any sum or sums of money on account of, or resulting from, claims or suits growing out of or losses under any transaction in respect of which AFS shall agree to provide services, except to the extent that such claims, suits or losses result from the gross negligence or willful misconduct of AFS. Further, Client Companies shall and do hereby indemnify and agree to save harmless and defend AFS (a) from any and all liens, garnishments, attachments, claims, suits, costs, attorneys' fees, cost of investigation and of defense resulting from,


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incurred in connection with, or relating to any such claims, (b) from the payment of any such sum or sums of money, and (c) from the payment of any penalties, fines, damages, suits or claims (and any liens or attachments asserted in connection therewith) arising out of any alleged or actual violation of law, court order, or governmental agency rule or regulation committed by or existing with respect to Client Companies or their officers, employees, agents or subcontractors (including AFS when such payments relate to performing services hereunder).

     B. AFS shall within five (5) business days after it receives notice of any claims, action, damages or liability against which it will expect to be indemnified pursuant to Section 8A, notify Client Company or Companies of such claims, action, damages or liabilities. Thereafter, Client Companies may at their own expense, upon notice to AFS, defend or participate in the defense of such action or claim or any negotiation for settlement of such action or claim, provided that, unless Client Companies proceed promptly and in good faith to pay or defend such action or claim, then AFS shall have the right (but not the obligation), in good faith, upon ten (10) days' notice to Client Companies, to pay, settle, compromise or proceed to defend any such action or claim without the further participation by such Client Company or Companies. Client Companies will immediately pay (or reimburse AFS, as the case may be) any payments, settlements, compromises, judgments, costs or expenses made or incurred by AFS in or resulting from the pursuit by AFS of such right. If any judgment is rendered against AFS in any such action defended by Client Companies or AFS is otherwise entitled to indemnification under Section 8A, or if any lien attaches to the assets of AFS in connection therewith, Client Companies shall immediately upon such entry or attachment pay the judgment in full or discharge any such lien unless, at its expense and direction, appeal shall be taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a


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final and non-appealable judgment is rendered against AFS in any such action,
Client Companies shall forthwith pay such judgment or discharge such lien prior to the time that AFS would be legally held to do so.

SECTION 9.  EFFECTIVE DATE AND TERMINATION
            ------------------------------

     This Agreement is subject to the consent and approval of all applicable regulatory agencies, and if so approved in its entirety, shall become effective as of the date of such approvals, and shall remain in effect from said date unless terminated by mutual agreement or by any Party giving at least six months written notice to the other Parties, each Party fully reserving the right to so terminate the Agreement.

SECTION 10.  ASSIGNMENT
             ----------

     This Agreement and the rights hereunder may not be assigned without the mutual written consent of all Parties hereto.

SECTION 11.  MISCELLANEOUS
             -------------

     This Agreement shall be binding upon the successors and assigns of the Parties hereto, provided that AFS shall not be entitled to assign or subcontract out any of its obligations under this Agreement without the prior written approval of Client Companies. This Agreement may not be modified or amended in any respect except in writing executed by the Parties hereto. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Missouri. This Agreement may be executed in counterparts, each one of which when fully executed shall be deemed to have the same dignity, force and effect as if the original. No provision of this Agreement shall be deemed waived nor breach of this Agreement consented to unless such waiver or consent is set forth in writing and executed by the Party hereto making such waiver or consent.


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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                        AMEREN ENERGY FUELS AND SERVICES COMPANY

                                        -------------------------------------

                                        By:
                                           ----------------------------------

                                        Title:
                                              -------------------------------

                                        Date Executed:
                                                      -----------------------


                                        UNION ELECTRIC COMPANY, D/B/A AMERENUE

                                        -------------------------------------

                                        By:
                                           ----------------------------------

                                        Title:
                                              -------------------------------

                                        Date Executed:
                                                      -----------------------


                                        CENTRAL ILLINOIS PUBLIC SERVICE COMPANY,
                                        D/B/A AMERENCIPS

                                        -------------------------------------

                                        By:
                                           ----------------------------------

                                        Title:
                                              -------------------------------

                                        Date Executed:
                                                      -----------------------


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